Exhibit 99.1

Sterling Mining Acquires Exclusive Rights to Big Creek Tailings Facility

Wallace, Idaho – October 4, 2006 – (BUSINESS WIRE) – Sterling Mining Company (OTC: SRLM) announced today that it has reached terms for the purchase of Essential Metals Corporation (EMC) interest in the Big Creek tailings facility. Essential Metals Corporation is a wholly owned subsidiary of Formation Capital.

Under the terms of the agreement, Sterling shall pay EMC a total of US $4.5 million cash and convey a nearby 16 acre land parcel to EMC as follows; US $100,000 upon agreeing to the terms (paid), US $500,000 on or before October 20, 2006 at the first closing when the purchase and sale agreement is signed and US $3.9 million on or before January 22, 2007 at the second closing when the tailing facility is conveyed to Sterling Mining Company and the land parcel is conveyed to EMC.

Formation Capital is a well established mineral exploration, development and refining. Formation’s primary asset is the Idaho Cobalt Project (ICP). The ICP is a high grade primary cobalt deposit unique to North America, located near Salmon, Idaho.

“Sterling’s original lease/option included the right for joint use of the tailings pond, however, Sterling determined it to be more efficient for long term planning goals to purchase the pond and acquire exclusive use of it. We are pleased to have reached these terms with Formation Capital.” Stated Sterling’s President, Ray De Motte.

About Sterling Mining Company

Sterling Mining controls the historically significant Sunshine Mine and related exploration lands in the Silver Valley of North Idaho. The Company also holds several silver properties in Mexico, including the producing Baroness Tailings Project in the Zacatecas silver district. Sterling Mining trades on the OTC Bulletin Board under the symbol “SRLM” and also on the Frankfurt Stock Exchange, trading symbol “SMX.”

FOR FURTHER INFORMATION, visit the Company’s website at www.SterlingMining.com or contact:

Sterling Mining Company www.SterlingMining.com Raymond De Motte, President Tel: (208) 666-4070	CHF Investor Relations www.chfir.com Mara Strazdins B.Sc.Geol. Tel: (416) 868-1079 ext. 222 mara@chfir.com

To receive Sterling news via email, please email Alison@chfir.comand specify “SRLM news” in the subject line.

Certain statements contained in this press release are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on beliefs of management as well as assumptions made by and information currently available to management. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from expected results.